Exhibit E-2

                    EMPLOYEE COMFORT PLUS
            (Heat Pump and A/C Financing Program)

As a Kansas City Power & Light employee, you are eligible to receive

                   ZERO INTEREST FINANCING

for your new residential heat pump or central air condition system! Here are some highlights regarding Employee Comfort
Plus:

- Employees requesting financing must have completed six months of employment prior to the equipment's installation
- Financing approval must be received prior to your installation.
- Install a new heat pump and receive a rebate for up to $100 per ton!
- A five-percent transaction fee will be waived on any heat pump purchase with a SEER of 10 and above or a central air conditioning system with a SEER of 13 and above.
-    Finance up to $5,000 for a new central air conditioner
     (depending on SEER).
- Finance up to $10,000 for a new heat pump (depending on SEER).
- If you are a KCPL customer, your new heat pump system may qualify your home for the reduced eight-month winter pricing!
- The amount financed is deducted monthly from your second paycheck.
- A certified dealer list is available to assist you in finding the perfect HVAC dealer for your heat pump or air conditioning needs.

Before installing a new heat pump or central air conditioning system in your home, please contact Deborah
Phillips at 816-556-2398.  Ask her about Employee Comfort
Plus.